Exhibit 10.44

KPMG LLP 1601 Market Street Philadelphia, PA 19103	Telephone Fax Internet	267 256 7000 609 896 9782 www.us.kpmg.com

March 31, 2006

Auxilium Pharmaceuticals, Inc.

40 Valley Stream Parkway

Malvern, PA 19355

Auxilium Pharmaceuticals, Inc. (the “Company”) has requested that we consent to the incorporation by reference of our report on the Company’s consolidated financial statements as of December 31, 2004 and for each of the years in the two-year period then ended in the Registration Statements No. 333-127489 on Form S-3 and No. 333-117595 on Form S-8 of the Company, which report appears in the December 31, 2005 annual report on Form 10-K of the Company.

By agreeing to the terms of this letter, you agree to indemnify KPMG LLP (“KPMG”) from certain risks inherent in incorporating by reference our audit report on the Company’s consolidated financial statements as of December 31, 2004 and for each of the years in the two-year period ended December 31, 2004 in the Registration Statements No. 333-127489 on Form S-3 and No. 333-117595 on Form S-8 of the Company. Specifically, you agree to indemnify and hold KPMG harmless against and from any and all legal costs and expenses (including reasonable fees and expenses of attorneys, experts and consultants) which we may incur in connection with our successful defense of any legal action or proceeding that may arise as a result of our consent to the incorporation by reference of our report on the Company’s consolidated financial statements in the Registration Statements No. 333-127489 on Form S-3 and No. 333-117595 on Form S-8 of the Company, whether brought under the federal securities laws or other statutes, state statute, or common law, or otherwise. In the event KPMG incurs legal costs or expenses indemnified hereunder, you agree to reimburse KPMG for those costs as incurred on a monthly basis. KPMG shall not be indemnified, and shall refund to you, any amounts paid to it pursuant to this indemnification in the event there is court adjudication that we are guilty of professional malpractice, or in the event that KPMG becomes liable for any part of the plaintiff’s damages by virtue of settlement. In the event KPMG is requested pursuant to subpoena or other legal process to produce its documents relating to the Company in judicial or administrative proceedings to which KPMG is not a party, the Company shall reimburse KPMG at standard billing rates for its professional time and expenses, including reasonable attorney’s fees, incurred in responding to such requests.

KPMG LLP, a U.S. limited liability partnership, is the U.S.

member firm of KPMG International, a Swiss cooperative.

Auxilium Pharmaceuticals, Inc.

March 31, 2006

Please indicate your acceptance of these terms by signing and returning a copy of this letter to me.

Very truly yours,

KPMG LLP

/s/ John T. Capecci
John T. Capecci Partner

cc: Jennifer Strong

ACCEPTED:

Auxilium Pharmaceuticals, Inc.

James E. Fickenscher, Chief Financial Officer
Name and Title of Authorized Officer

/s/ James E. Fickenscher
Signature of Authorized Officer

March 31, 2006
Date